Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated April 21, 2005, accompanying the financial statements of Bronco Drilling Company, L.L.C. as of December 31, 2004 and 2003, and for each of the three years in the period ended December 31, 2004. We have also issued our report dated May 26, 2005, accompanying the balance sheet of Bronco Drilling Company, Inc. as of May 26, 2005. These reports are contained in Bronco Drilling Company, Inc.’s Registration Statement on Form S-1. We consent to the use of the aforementioned reports in the Registration Statement, and to the use of our name as it appears under the caption “Experts”.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma
May 31, 2005